Exhibit 10.18

TENNANT COMPANY

1999 STOCK INCENTIVE PLAN

Performance Share Agreement

Name of Participant: H. Chris Killingstad
No. of Performance Shares: 20,000	Date of Grant: November 8, 2005 Effective Date: December 1, 2005
Performance Measurement Dates: November 30, 2008, November 30, 2009 and November 30, 2010
Grant Date Stock Price (GDSP): $44.55, which is the Fair Market Value of the Stock as of the date of grant

This is a Performance Share Agreement (“Agreement”) between Tennant Company, a Minnesota corporation (the “Company”), and the participant identified above (the “Participant”) entered into as of the Date of Grant specified above.

Recitals

WHEREAS, the Company maintains the Tennant Company 1999 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors (the “Committee”) has the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee has determined that the Participant is eligible to receive an award under the Plan in the form of a Performance Share Award (the “Performance Share Award”);

NOW, THEREFORE, the Company hereby grants this Performance Share Award to the Participant under the terms and conditions as follows:

Terms and Conditions*

1.	Issuance. The Participant is granted the number of Performance Shares specified at the beginning of this Agreement. This Performance Share Award shall be effective as of the Effective Date set forth above. If the Participant’s employment terminates prior to the Effective Date, the Participant shall have no rights under this Performance Share Award.

2.	Performance Conditions. The Participant’s rights under this Performance Share Award shall vest and the Performance Shares shall be earned upon achievement of the performance conditions as described below:

November 20, 2008 – if the Company’s Total Shareholder Return (as defined below) measured as of November 30, 2008 is at least 40.61%, the Participant shall earn all 20,000 Performance Shares under this Performance Share Award.

November 30, 2009 – if the objective specified for November 30, 2008 is not met, but the Company’s Total Shareholder Return measured as of November 30, 2009 is at least 42.58%, the Participant shall earn 13,333 Performance Shares under this Performance Share Award.

November 30, 2010 – if the objectives specified for November 30, 2008 and 2009 are not met, but the Company’s Total Shareholder Return measured as of November 30, 2010 is at least 44.56%, the Participant shall earn 6,667 Performance Shares under this Performance Share Award.

For purposes of this Performance Share Award, “Total Shareholder Return” (TSR) shall be measured as of a Performance Measurement Date in accordance with the following formula:

TSR =	(ASP – GDSP) + DP GDSP

“ASP” or “Average Stock Price” shall mean the highest average of the Fair Market Values of the Stock during any consecutive twenty business days during the three months preceding the Performance Measurement Date (i.e. from the September 1 preceding the Performance Measurement Date to the Performance Measurement Date).

“DP” or “Dividends Paid” shall mean the sum of all regular and special cash dividends paid on the Stock during the period between the Effective Time and the Performance Measurement Date.

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*	Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

3.	Settlement of the Performance Share Award. Any Performance Shares earned pursuant to this Performance Share Award shall be settled by the issuance to the Participant of the number of Shares equal to the number of Performance Shares earned. The Shares shall be issued to the Participant on December 10 immediately following the Performance Measurement Date on which the Performance Shares are earned, or as soon as administratively practicable thereafter but no later than December 31 following the Performance Measurement Date on which the Performance Shares are earned.

4.	Termination of Employment. If the Participant’s employment with the Company terminates because of death, Disability or Retirement, the Participant shall be entitled to a payment of Performance Shares on any Performance Measurement Date on which the related performance conditions have been achieved, provided that the number of Performance Shares earned by the Participant shall be prorated for the portion of the period from the Effective Date through such Performance Measurement Date during which the Participant was employed by the Company (for purposes of prorating the number of Performance Shares earned by the Participant, the number of days between the Effective Date and the date of termination of the Participant’s employment shall be divided by the number of days between the Effective Date and the date of the Performance Measurement Date). If the Participant’s employment terminates in any manner other than as provided above, this Performance Share Award shall terminate and the Participant shall have no right to receive any Performance Shares hereunder.

5.	Acceleration of Rights under Performance Share Award.

Change in Control. In the event of a Change in Control as defined in the Plan, then, without any action by the Committee, the Participant’s rights under this Performance Share Award shall vest in full and the Performance Share Award shall be settled as if the Total Shareholder Return objective for the next Measurement Date to occur following the Change in Control was achieved as of the date of the Change in Control.

6.	Limitation on Transfer. This Performance Share Award may not be assigned or transferred other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

7.	No Shareholder Rights Before Issuance. The Participant shall have no rights of a shareholder of the Company with respect to any Shares issuable under this Performance Share Award until the Shares, if any, are actually issued to him/her upon settlement of this Performance Share Award.

8.	Discretionary Adjustment. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the corporate structure or Shares of the Company, the Committee (or if the Company does not survive any such transaction, a comparable committee of the surviving corporation) may, without the consent of Participant, make such adjustment as it determines in its discretion to be appropriate, as to the number and kind of securities subject to and reserved under the Plan and, in order to prevent dilution or enlargement of rights of the Participant, the number and kind of securities issuable upon settlement of this Performance Share Award.

9.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Participant. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

10.	Discontinuance of Employment. This Agreement shall not give the Participant a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Participant may terminate his/her employment and otherwise deal with the Participant without regard to the effect it may have upon him/her under this Agreement.

11.	Tax Withholding. Delivery of Shares upon settlement of this Performance Share Award shall be subject to any required withholding taxes. As a condition precedent to receiving Shares upon settlement of this Performance Share Award, the Participant may be required to pay to the Company, in accordance with the provisions of Section 12(d) of the Plan, an amount equal to the amount of any required withholdings.

12.	Performance Share Award Subject to Plan, Articles of Incorporation and By-Laws. Participant acknowledges that this Performance Share Award is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

13.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Performance Share Award reserve and keep available a sufficient number of Shares to satisfy this Agreement.

14.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Participant.

15.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

        IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement effective as of the 8th day of November, 2005.

PARTICIPANT

/s/ H. Chris Killingstad
H. Chris Killingstad

TENNANT COMPANY

By:	/s/ Thomas J. Dybsky
Thomas J. Dybsky

Its	Vice President
Date	November 8, 2005